Exhibit (h)(2)

AMENDED AND RESTATED SCHEDULE A

TO THE AMENDED AND RESTATED CO-ADMINISTRATION AGREEMENT BY AND AMONG

THE COMMERCE FUNDS, GOLDMAN SACHS ASSET MANAGEMENT AND COMMERCE

INVESTMENT ADVISORS, INC.

This Amendment is made as of August 15, 2023 by and among The Commerce Funds (the “Trust”), Goldman Sachs Asset Management (“GSAM”), a division of Goldman, Sachs & Co., and Commerce Investment Advisors, Inc. (“CIA” and, together with GSAM, the “Co-Administrators,” and each a “Co-Administrator”).

WHEREAS, the Trust, CIA and GSAM are parties to the Amended and Restated Co-Administration Agreement (the “Co-Administration Agreement”) dated as of February 20, 2020, pursuant to which CIA and GSAM provide certain administration services with respect to the investment portfolios named on Schedule A thereto;

WHEREAS, the parties have agreed to amend the Co-Administration Agreement to add the MidCap Value Fund, pursuant to an amendment to the Co-Administration Agreement dated August 15, 2023;

NOW THEREFORE, Schedule A of the Co-Administration Agreement is hereby deleted in its entirety and replaced with the following:

Growth Fund

Value Fund

MidCap Growth Fund

MidCap Value Fund

Bond Fund

Short-Term Government Fund

National Tax-Free Intermediate Bond Fund

Missouri Tax-Free Intermediate Bond Fund

Kansas Tax-Free Intermediate Bond Fund

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Schedule A to be executed by their officers designated below as of August 15, 2023.

THE COMMERCE FUNDS

By:	/s/ William R. Schuetter
	Name:	William R. Schuetter
	Title:	President

GOLDMAN SACHS ASSET MANAGEMENT, a division of Goldman, Sachs & Co.

By:	/s/ Frank Murphy
	Name:	Frank Murphy
	Title:	Managing Director

COMMERCE INVESTMENT ADVISORS, INC.

By:	/s/ Laura Spidle
	Name:	Laura Spidle
	Title:	VP, Chief Compliance Officer